Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of January 18, 2007 by and between CLAIRE’S STORES, INC., a Florida corporation (the “Company”), and E. BONNIE SCHAEFER (hereinafter, the “Executive”).
RECITALS
     A. The Executive is currently employed as the co-Chief Executive Officer and the co-Chairman of the Board of Directors of the Company.
     B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.
     C. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s talents and abilities are unique and that the Executive has been integral to the growth and success of the Company, and desires to assure the Company of the Executive’s continued employment and to compensate her therefor.
     D. The Board also recognizes that the Executive’s name, image, likeness and goodwill appurtenant thereto, and the rights of publicity in and to the Executive’s name, image, likeness and goodwill appurtenant thereto (collectively, the “Property”) are unique assets that have been integral to the growth and success of the Company.
     E. The Board also recognizes that, in addition to the foregoing, the network of contacts among suppliers and wholesalers that has been established and maintained by the Executive (the “Network”) is also a unique asset that has been integral to the growth and success of the Company, and desires to assure the Company that the Executive will not compete with the Company in the foreseeable future.
     F. The Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company and benefit the Company.
     G. The Executive is willing to make her services available to the Company on the terms and conditions hereinafter set forth, and the Company is willing to make payments and provide benefits to the Executive on the terms and conditions hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:
ARTICLE I.
EMPLOYMENT
     1.1. Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

     1.2. Duties of Executive. During the Term of Employment under this Agreement, the Executive shall continue to serve as a co-Chief Executive Officer and, as long as the Executive is a member of the Board of Directors, a co-Chairman of the Board of the Company, shall faithfully and diligently perform all services as may be assigned to her by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to her by the Board. The Executive shall report directly to the Board. The Executive shall devote her full time and attention to the business and affairs of the Company, render such services to the best of her ability, and use her best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The restrictions in the foregoing sentence shall not apply to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.
ARTICLE II.
TERM OF EMPLOYMENT
     2.1. In General. The Term of Employment under this Agreement, and the employment of the Executive hereunder (including any renewal periods hereof, the “Term of Employment”), shall commence as of February 1, 2005 (the “Commencement Date”) and shall terminate upon the earlier of (a) January 31, 2008, or (b) the date on which the employment of the Executive is terminated pursuant to and in accordance with Article V hereof. Except as provided in Section 2.2.1. of this Article, below, the Term of Employment hereunder shall be renewed automatically for successive periods of one (1) year, unless either the Company or the Executive elects not to renew such term by giving written notice to the other thereof at least one hundred eighty (180) days prior to the Expiration Date (as defined herein). For purposes hereof, the date on which the Term of Employment under this Agreement shall terminate is sometimes referred to herein as the “Termination Date”, and the date on which the Term of Employment shall expire or would have expired absent an earlier termination pursuant to Article V hereof is sometimes referred to herein as the “Expiration Date.”
     2.2. Change in Control of Company.
     2.2.1. Renewal of Agreement. In the event that a Change in Control of the Company (as defined in Subsection 2.2.2. of this Article, below) shall occur during the Term of Employment, this Agreement shall automatically be renewed for a term of three (3) years commencing on the date on which the Change in Control of the Company becomes effective.

     2.2.2. Definition. For purposes of this Agreement, the term “Change in Control” shall mean a “Change in Control” as defined in the Company’s Amended and Restated 2005 Incentive Compensation Plan, as in effect on the date hereof.
ARTICLE III.
COMPENSATION
     3.1. Base Salary. The Executive shall receive a base salary at the annual rate of Eight Hundred Thousand Dollars ($800,000) (as increased from time to time, the “Base Salary”) during the first year of the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule. The Base Salary shall be reviewed on an annual basis during the Term of Employment, with the first review occurring on or before the first anniversary of the Commencement Date; provided, however, that the Base Salary shall be increased by a minimum of three percent (3.0%) on an annual basis during the Term of Employment. Effective January 30, 2006, the Executive’s Base Salary shall be $900,000.
     3.2. Bonuses: Incentive Compensation. For each fiscal year during the Term of Employment, the Executive shall be eligible to receive additional compensation (the “Incentive Compensation”) of up to 225% of Base Salary, based on achievement of performance criteria. As used herein, the term “Incentive Compensation” shall include the portion of any annual incentive compensation award that is earned by the Executive in respect of a fiscal year (including the portion of any such award that is deferred by the Executive), but such term shall not include any Company “matching” contributions with respect to the deferred portion of any annual bonus award. The performance criteria for fiscal year 2006 have been established by a committee of the Board and provided to the Executive. The performance criteria for the remaining fiscal years during the Term of Employment shall be established each year within 90 days of the beginning of the applicable fiscal year by a committee of the Board.
     3.3. Long Term Incentives. During the Term of Employment, the Company shall provide the Executive with an annual grant of a long-term incentive opportunity, through the grant of stock options, restricted stock, performance-based stock, or other similar long-term incentives. On the date this Agreement is signed by both the Company and the Executive, the Executive shall receive a grant of 75,000 shares of restricted stock (the “Restricted Stock”), which shall vest twenty-five percent (25%) on February 1, 2006, twenty-five percent (25%) on February 1, 2007, and fifty percent (50%) on February 1, 2008. The Restricted Stock grant shall be subject to the terms and conditions set forth in a restricted stock agreement, to be entered into between Executive and the Company. In addition, each year during the Term of Employment, the Executive shall be entitled to receive a performance share award under a plan established by the Company for the benefit of the Executive and other senior management of the Company, which will entitle the Executive to receive shares of stock each year (collectively, the “Performance Shares”), subject to achievement of performance criteria to be established by a committee of the Board within 90 days of the beginning of each fiscal year (the “Performance Goals”). The Performance Goals shall not be any more stringent than the criteria for the award of long term incentives to upper management of the Company in general. For fiscal year 2006, the Executive shall be entitled to receive 50,000 Performance Shares, subject to achievement of the Performance Goals. Additional long term incentives, including those listed in the first sentence above in this Section 3.3, may be provided by the Company to the Executive during the

Term of Employment based upon external competitiveness, internal equity and the degree of difficulty in attaining target performance levels.
ARTICLE IV.
EXPENSE REIMBURSEMENT AND OTHER BENEFITS
     4.1. Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.
     4.2. Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The Company shall provide the Executive with a permanent policy of life insurance on her life: (i) which provides a death benefit of at least three (3) times her base salary in effect on the Commencement Date; and (ii) the beneficiary and ownership shall be designated by Executive.
     4.3. Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to her position and adequate for the performance of her duties hereunder in Pembroke Pines, Florida, New York City, New York and Hoffman Estates, Illinois (or any replacement offices thereof). The Executive shall be provided with an office at each of the foregoing cities, but shall only be provided with one staff team, although such staff team shall be required to service the Executive’s needs in all three offices. The office and staff provided to the Executive during the Term of Employment shall be consistent with those provided to the Executive prior to the Commencement Date hereof.
     4.4. Other Benefits. The Executive shall be entitled to six (6) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive shall unilaterally determine, provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year shall be carried forward into the next succeeding calendar year for a period of time not to exceed twelve (12) months.
ARTICLE V.
TERMINATION
     5.1. Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause, as defined below. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive during the Term of Employment which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of her disability or incapacity) to perform her duties under this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with her services hereunder during the Term of Employment that result in material damage to the business or reputation of the Company, (iii) the conviction of, or pleading guilty or nolo contendere by, the Executive of any felony during the Term of Employment, or (iv) gross negligence or intentional misconduct during the Term of Employment, including, without limitation, immoral or disreputable conduct, that result in material damage to the business or reputation of the Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1.: (i) the Company shall, within fifteen (15) days of the Termination Date, pay to the Executive: (a) any earned but unpaid Base Salary through the Termination Date and any Incentive Compensation earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company; (b) the Incentive Compensation described in the “Bonuses: Incentive Compensation” section of this Agreement, above, for the year in which the Termination Date occurs, prorated through the Termination Date (the annual amount to be pro-rated under this part (b) shall be the average annual amount of Incentive Compensation earned by the Executive in respect of the prior three (3) fiscal years); and (c) payment for any unused vacation days that have accumulated during the prior twelve (12) month period; and (ii) the portion of the Restricted Stock and Performance Shares that have not vested as of the Termination Date shall terminate. Upon any termination effected and compensated pursuant to this Section 5.1., the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Termination Date, subject to the provisions of Section 4.1. of this Agreement, above).
     5.2. Disability. In the event that, due to the physical or mental disability or illness of the Executive, the Executive shall be unable to perform the essential functions of her position for a period of one hundred eighty (180) consecutive days or for one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period, the Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive. Whether the Executive is subject to a “disability” and whether the disability substantially impairs the Executive’s ability to perform the essential functions of her position under this Agreement shall be determined by the decision of a medical specialist selected by the Company and the Executive (or the Executive’s legal representative if the Executive is incapable of making such determination). Upon termination pursuant to this Section 5.2.: (i) the Company shall, within fifteen (15) days of the Termination Date, pay to the Executive the greater of any earned but unpaid Base Salary through the Termination Date, or an amount equal to the disability benefits payable to the Executive for the period of time during which the unpaid Base Salary accrued and any Incentive Compensation earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, (ii) the Company shall, within fifteen (15) days of the Termination Date, pay to the Executive the Incentive Compensation described in the “Bonuses: Incentive Compensation” section of this Agreement, above, for the year in which the Termination Date occurs, pro-rated through the Termination Date (the annual amount to be pro- rated under this part (ii) shall be the amount of Incentive Compensation earned by the Executive for whichever of the prior three (3) fiscal years provided the greatest Incentive Compensation); and (iii) the Company shall continue to provide the Executive with the benefits she was receiving under Section 4.2. hereof (the “Benefits”) for thirty-six (36) months following the Termination Date, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive.1 Additionally, all Restricted Stock and Performance Shares held by the Executive shall immediately vest. For the purpose of this Section, any criteria to earn Performance Shares shall be deemed to have been satisfied in full, and all Performance Shares that would otherwise be phased in over annual increments for periods continuing after the Termination Date shall instead be completely phased in as of the Termination Date on the basis of deemed “plan” level performance achievement. Upon any termination effected and compensated pursuant to this Section 5.2., the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however to the provisions of Section 4.1., and (y) payment of compensation for unused vacation days that have accumulated during the prior twelve (12) month period).
     5.3. Death. Upon the death of the Executive during the Term of Employment: (i) the Company shall, within fifteen (15) days of the Termination Date, pay to the Executive’s estate the amount of any earned but unpaid Base Salary through the Termination Date and any Incentive Compensation earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, and (ii) the Company shall, within fifteen (15) days of the Termination Date, pay to the Executive’s Estate the Incentive Compensation described in the “Bonuses: Incentive Compensation” section of this Agreement, above, for the year in which the Termination Date Occurs, which amount shall be pro-rated through the Termination Date (the annual amount to be pro-rated under this part (ii) shall be the amount of Incentive Compensation earned by the Executive for whichever of the prior three (3) fiscal years provided the greatest Incentive Compensation). Additionally, all Restricted Stock and Performance Shares held by the Executive shall immediately vest. For the purpose of this Section, any criteria to earn Performance Shares shall be deemed to have been satisfied in full, and all Performance Shares that would otherwise be phased in over annual increments for periods continuing after the Termination Date shall instead be completely phased in as of the Termination Date on the basis of deemed “plan” level performance achievement. Upon any termination effected and compensated pursuant to this Section 5.3., the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 4.1., and (y) payment of compensation for unused vacation days that have accumulated during the prior twelve (12) month period).

[1]	To the extent that contributions by the Company for the benefit of the Executive to any savings, pension, profit- sharing and/or deferred compensation plan (a “Compensation Plan Benefit”) would not be allowed to continue under the Internal Revenue Code or the plan documents by reason of the termination of the Executive’s employment pursuant to Section 5.2., 5.3., 5.4., 5.5. or 5.6. of this Agreement, the Company shall pay the Executive cash equal to the value of the Compensation Plan Benefit that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which said Compensation Benefit could not be provided under the plan, said cash payments to be made within 45 days after the end of the calendar year for which such contribution would have been made or would have accrued. Additionally, to the extent that any insurance Benefit to which the Executive is entitled pursuant to Section 4.2. of this Agreement, above, would not be allowed to continue by reason of the termination of the Executive’s employment pursuant to Section 5.2., 5.3., 5.4., 5.5. or 5.6. of this Agreement, the Company shall provide such coverage to the Executive, either through individual insurance coverage or from a commercial insurance carrier, and the Company shall maintain such coverage in effect for the period of time designated in Section 5.2., 5.3., 5.4. ,5.5. or 5.6. of this Agreement, as the case may be.

     5.4. Termination Without Cause.
     5.4.1. Termination; Notice Period. Except as provided in Section 5.6., the Company shall have the right to terminate the Term of Employment by written notice, not less than thirty (30) days prior to the Termination Date (the “Without Cause Notice Period”), to the Executive. If the Company gives the Executive notice of termination pursuant to this Section 5.4., the Company may, upon the date such notice is given, or anytime thereafter, relieve the Executive, in whole or in part, of Executive’s duties, provided, however, that the Termination Date for purposes of determining the Executive’s rights under this Section 5.4. shall be the last day of the Without Cause Notice Period.
     5.4.2. Executive’s Rights. Upon any termination pursuant to this Section 5.4 . (that is not a termination under any of Sections 5.1., 5.2., 5.3., 5.5. or 5.6.), the Company shall: within fifteen (15) days of the Termination Date, pay to the Executive: (i) two (2) times the amount of the Executive’s annual Base Salary; (ii) two (2) times the Incentive Compensation described in the “Bonuses: Incentive Compensation” section of this Agreement above, based upon the amount of Incentive Compensation earned by the Executive for whichever of the prior three (3) fiscal years provided the greatest Incentive Compensation (such highest annual bonus, the “Bonus Amount”); (iii) all accrued Base Salary through the Termination Date and any Incentive Compensation earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company; and (iv) an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which shall equal the number of days the Executive was employed by the Company in the Company fiscal year in which the Executive’s termination occurs and the denominator of which shall equal 365. The Executive shall also receive such other benefits, if any, to which the Executive may be entitled pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (or any other payment that would result in duplication of benefits), and the Company shall continue to provide the Executive with the benefits she was receiving under Section 4.2. hereof (the “Benefits”) until the later of the Executive’s full retirement date for Social Security purposes or until the Executive attains the age of seventy (70) years, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive.** Additionally, all Restricted Stock and Performance Shares held by the Executive shall immediately vest. For the purpose of this Section, any criteria to earn Performance Shares shall be deemed to have been satisfied in full, and all Performance Shares that would otherwise be phased in over annual increments for periods continuing after the Termination Date shall instead be completely phased in as of the Termination Date on the basis of deemed “plan” level performance achievement. The Company shall not be entitled to any off-sets with respect to any of the above-described amounts payable by the Company. Except as provided in Section 5.7. of this Agreement, below, and all subsections thereof, upon any termination effected and compensated pursuant to this Section 5.4., the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however, to the provisions of Section 4.1., and (y) payment of compensation for unused vacation days that have accumulated during the prior twelve (12) month period).

     5.5. Termination by Executive.
     5.5.1. Right of Executive to Terminate Agreement. The Executive shall at all times have the right, by written notice not less than thirty (30) days prior to the Termination Date (the “Voluntary Termination Notice Period”), to terminate the Term of Employment hereunder. If the Executive gives the Company notice of termination pursuant to this Section 5.5., the Company may, upon the date such notice is given, or anytime thereafter, relieve the Executive, in whole or in part, of Executive’s duties, provided, however, that the Termination Date for purposes of determining the Executive’s rights under this Section 5.5. shall be the last day of the Voluntary Termination Notice Period.
     5.5.2. Termination by Executive Without Good Reason. Upon termination of the Term of Employment pursuant to this Section 5.5. by the Executive without Good Reason (as defined below): the Company shall, within fifteen (15) days of the Termination Date: (i) pay to the Executive the amount of any earned but unpaid Base Salary through the Termination Date and any Incentive Compensation earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company; and (ii) pay to the Executive the Incentive Compensation described in the “Bonuses: Incentive Compensation” section of this Agreement, above, for the year in which the Termination date occurs, which amount shall be pro-rated through the Termination Date (the annual amount to be pro-rated under this part (ii) shall be the average annual amount of Incentive Compensation paid to the Executive in respect of the prior three (3) fiscal years). In addition, the Company shall continue to provide the Executive with the benefits she was receiving under Section 4.2. hereof (the “Benefits”) for twelve (12) months following the Termination Date, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive;** and the portion of the Restricted Stock and Performance Shares that have not vested as of the Termination Date shall terminate. Upon any termination effected and compensated pursuant to this Subsection 5.5.2., the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however, to the provisions of Section 4.1., and (y) payment of compensation for unused vacation days that have accumulated during the prior twelve (12) month period).
     5.5.3. Termination by Executive for Good Reason. Upon termination of the Term of Employment pursuant to this Section 5.5. by the Executive for Good Reason, the Company shall pay to the Executive the same amounts, and shall continue or compensate for Benefits in the same amounts, and shall provide the same conditions for the vesting of Restricted Stock and Performance Shares by the Executive, that would have been payable or provided by the Company to the Executive under Section 5.4. of this Agreement, above, if the Term of Employment had been terminated by the Company without Cause. Except as provided in Section 5.7. of this Agreement, below, and all subsections thereof, upon any termination effected and compensated pursuant to this Subsection 5.5.3., the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however, to the provisions of Section 4.1., and (y) payment of compensation for unused vacation days that have accumulated during the prior twelve (12) month period).

     5.5.4. Definition. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s chief executive officer position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2. of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article III of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company’s requiring the Executive to be primarily based at any office or location outside of Broward County, Florida or New York City, New York, except for travel reasonably required in the performance of the Executive’s responsibilities; (iv) any purported termination by the Company of the Executive’s employment otherwise than for Cause pursuant to Section 5.1., or by reason of the Executive’s disability pursuant to Section 5.2. of this Agreement, prior to the Expiration Date; or (v) the occurrence of a Change in Control if, immediately following such Change in Control, the Company (or the surviving corporation) is not a publicly traded company.
     5.6. Change in Control Protection Benefits.
     5.6.1. Termination; Notice Period. In the event that a Change in Control of the Company (as defined in Subsection 2.2.2. of this Agreement above) shall occur during the Term of Employment, the Company shall have the right to terminate the Term of Employment by written notice, not less than (30) days prior to the Termination Date (the “Change of Control Notice Period”), to the Executive. If the Company gives the Executive notice of termination pursuant to this Section 5.6., the Company may, upon the date such notice is given, or anytime thereafter, relieve the Executive, in whole or in part, of Executive’s duties, provided, however, that the Termination Date for purposes of determining the Executive’s rights under this Section 5.6. shall be the last day of the Change of Control Notice Period.
     5.6.2. Executive’s Rights. Upon a termination of the Executive’s employment following the occurrence of a Change in Control during the Term of Employment due to (a) an involuntary termination by the Company (that is not a termination under any of Sections 5.1.,5.2.,5.3. or 5.5.2.), (b) a termination by the Executive for Good Reason or (c) the occurrence of the Expiration Date following the Company’s delivery of a notice of non-renewal to the Executive pursuant to Section 2.1, the Company shall: within fifteen (15) days of the Termination Date, pay to the Executive (in lieu of the amounts that would otherwise be paid under Section 5.4 or 5.5): (i) three (3) times the amount of the Executive’s annual Base Salary; (ii) three (3) times the Bonus Amount; (iii) all accrued Base Salary through the Termination Date and any Incentive Compensation earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company; and (iv) an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which shall equal the number of days the Executive was employed by the Company in the Company fiscal year in which the Executive’s termination occurs and the denominator of which shall equal 365. The Executive shall also receive such other benefits, if any, to which the Executive may be entitled pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (or any other payment that would result in duplication of benefits), and the Company shall continue to provide the Executive with the Benefits she was receiving under Section 4.2. hereof until the later of the Executive’s full retirement date for Social Security purposes or until the Executive attains the age of seventy (70) years, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive.** The Company shall not be entitled to any off-sets with respect to any of the above-described amounts payable by the Company. Except as provided in Section 5.7. of this Agreement, below, and all subsections thereof, upon any termination effected and compensated pursuant to this Section 5.6., the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however, to the provisions of Section 4.1., and (y) payment of compensation for unused vacation days that have accumulated during the prior twelve (12) month period).
     5.6.3. Certain Other Change in Control Benefits. Subject to the Executive’s continued employment with the Company and its Subsidiaries through the date of a Change in Control during the Term of Employment, the Company shall pay to the Executive the following amounts 15 business days after the Change in Control: (i) a lump sum amount in cash equal to the sum of 6 months’ Base Salary plus 50% of the Incentive Compensation amount that Executive would be entitled to receive for “plan” level performance with respect to the Company’s fiscal year ending January 31, 2007, (ii) all amounts accrued under the Company’s 1999 and 2005 Management Deferred Compensation Plans and (iii) all previously deferred annual bonus payments (including both the employee “holdback” portions and the Company matching contributions thereon). Additionally, all Restricted Stock and Performance Shares held by the Executive shall immediately vest upon the occurrence of a Change in Control. For purposes of this Section, any criteria to earn Performance Shares shall be deemed to have been satisfied in full, and all Performance Shares that would otherwise be phased in over annual increments for periods continuing after the date of the Change in Control shall instead be completely phased in as of the date of the Change in Control on the basis of deemed “plan” level performance achievement.
     5.6.4. Anticipatory Termination Prior to Change in Control. If the Executive’s employment by the Company and its Subsidiaries is terminated within 6 months prior to a Change in Control by the Company and its Subsidiaries without Cause pursuant to Section 5.4 (an “Anticipatory Termination”), the Executive shall be entitled to, and the Company shall be required to provide the enhanced Change in Control protection payments and benefits provided under this Section 5.6, to the extent such payments and benefits exceed the payments and benefits that the Executive would otherwise be entitled to receive under Section 5.4 (without duplication of benefits or payments). For purposes of any such enhanced Change in Control protection payments and benefits that the Executive is entitled to receive due to an Anticipatory Termination, the Executive’s Termination Date shall be deemed to have occurred immediately following the Change in Control.

     5.7. Section 280G Gross-Up. If the payments to which the Executive is entitled hereunder or otherwise (collectively the “Company Payments”) will cause the Executive to be subject to the tax (the “Excise Tax”) imposed by §4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to or for the benefit of the Executive at the time specified in Subsection 5.7.2., below, an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U. S. federal, state, and for local income or payroll tax upon the Gross-up Payment, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross- Up Payment is to be made.
     5.7.1. Calculation of Gross-Up Payments. Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by the Company’s independent certified public accountants, appointed prior to any change in ownership (as defined under Code §280G(b)(2)), and/or tax counsel selected by such accountants (the “Accountants”) in accordance with the principles of §280G of the Code. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (i) the initial amount of any Gross-Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and the Executive.
     5.7.2. Time for Payment to Executive. The Gross-Up Payment calculated pursuant to Subsection 5.7.1., above, shall be paid no later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be reasonably determined on or before such day, the Company shall pay to the Executive the amount of the Gross-Up Payment no later than 10 days following the determination of the Gross-Up Payments by the Accountants. Notwithstanding the foregoing, the Gross-Up Payment shall be paid to or for the benefit of the Executive no later than 15 business days prior to the date by which the Executive is required to pay the Excise Tax or any portion of the Gross-Up Payment to any federal, state or local taxing authority, without regard to extensions.
     5.7.3. If Gross-Up Payment Is Excessive. In the event that the Excise Tax or the Gross-Up Payment is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in § 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the

Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. However, if agreement cannot be reached, the Company shall decide the appropriate course of action to pursue provided that the action does not adversely impact any issues the Executive may have with respect to her tax return, other than the Excise Tax.
     5.7.4. If Gross-Up Payment is Insufficient. In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment to or for the benefit of the Executive in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.
     5.7.5. Controversy With IRS. In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive. In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income or payroll taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.
     5.7.6. Accounting Fees. The Company shall be responsible for all fees and expenses of the Accountant.
     5.7.7. Sharing of Communication. The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax or associated income or payroll taxes.
     5.8. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.
     5.9. Resignation. Upon the Termination Date or the Expiration Date, whichever is applicable, the Executive shall be deemed to have resigned as an officer, and if she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

     5.10. Survival. The provisions of this Article V shall survive the termination of this Agreement, as applicable. Any payments required to be made to the Executive as a result of termination of her employment pursuant to this Article V shall be made to the estate of the Executive in the event the Executive dies prior to the date such payment is actually made by the Company.
ARTICLE VI.
RESTRICTIVE COVENANTS
     6.1. Non-competition. At all times while the Executive is employed by the Company and for two (2) years following the Termination Date or the Expiration Date, whichever is applicable, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in any Competing Business, or benefits or could benefit in any manner from the use of the Property or the Network. For purposes of this Agreement, the term “Competing Business” shall mean any retail business that derives 50% or more of its business from sales of costume jewelry, accessories and / or cosmetics targeted to girls and women. The restrictions in the foregoing sentence shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.
     6.2. Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of her employment with the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally or publicly known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.
     6.3. Nonsolicitation of Employees and Customers. At all times while the Executive is employed by the Company and for two (2) years following the Termination Date or the Expiration Date, whichever is applicable, the Executive shall not, directly or indirectly, for herself or for any other person, firm, corporation, partnership, association or other entity

(a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months (except that the Executive may solicit the employment of Marla Schaefer at any time that both the Executive and Marla Schaefer are no longer employed by the Company), and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any Competing Business, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.
     6.4. Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients, whether prior to or during the term of this Agreement (collectively, the “Work Product”), shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.
     6.5. Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.
     6.6. Definition of Company. Solely for purposes of this Article VI, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.
     6.7. Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article VI are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article VI (including without limitation the length of the term of the provisions of this Article VI) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that her full, uninhibited and faithful observance of each of the covenants contained in this Article VI will not cause her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to her or otherwise to obtain income required for the comfortable support of her and her family and the satisfaction of the needs of her creditors. The Executive acknowledges and confirms that her special knowledge of the business of the Company is such as would cause the Company serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article VI. The Executive further acknowledges that the restrictions contained in this Article VI are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.
     6.8. Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article VI is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article VI within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
     6.9. Extension of Time. If the Executive shall be in violation of any provision of this Article VI, then each time limitation set forth in this Article VI shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article VI shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.
     6.10. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article VI of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article VI of this Agreement by the Executive or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
     6.11. Survival. The provisions of this Article VI shall survive the expiration or other termination of this Agreement, as applicable.
ARTICLE VII.
ARBITRATION
     7.1. Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the Broward County, Florida area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Article VII. Except as set forth below with respect to Article VI of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VII shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Article VI of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
     7.2. Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.
     7.3. Effect of Arbitrator’s Decision: Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be borne by the non-prevailing party.
ARTICLE VIII.
ASSIGNMENT
     The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
ARTICLE IX.
GOVERNING LAW; VENUE
     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida. The exclusive venue for any action to enforce this Agreement, other than those actions or claims that are subject to the Arbitration provisions set forth in Article VII hereof, shall be the state or federal courts located within Broward County, Florida.
ARTICLE X.
ENTIRE AGREEMENT
     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.
ARTICLE XI.
NOTICES
     All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 3 SW 129th Avenue, Pembroke Pines, Florida 33027, Attention: General Counsel, and (ii) if to the Executive, to her address as reflected on the payroll records of the Company, or to such other in accordance with this provision.
ARTICLE XII.
BENEFITS; BINDING EFFECT
     This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

ARTICLE XIII.
SEVERABILITY
     The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
ARTICLE XIV.
WAIVERS
     The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
ARTICLE XV.
SECTION HEADINGS
     The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE XVI.
NO THIRD PARTY BENEFICIARY
     Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

ARTICLE XVII.
COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.
ARTICLE XVIII.
TAX WITHHOLDING
     Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.
ARTICLE XIX.
SECTION 409A
     In the event that it is reasonably determined by the Company that, as a result of Section 409A (“Section 409A”) of the Code (and any related regulations or other pronouncements thereunder), any of the payments that the Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing the Executive to be subject to an income tax under Section 409A, the Company will make such payment on the first day that would not result in the Executive incurring any tax liability under Section 409A, together with an additional interest payment on any such delayed payments at the rate provided in Section 1274(b)(2)(B) of the Code. In addition, other provisions of this Agreement or any other plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A; provided, however, that if any payments or benefits that the Company would otherwise be required to provide under this Agreement or any Company plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting the Executive to income tax under Section 409A, the Company shall provide such intended payments or benefits to the Executive in an alternative manner that conveys an equivalent economic benefit to the Executive (without materially increasing the aggregate cost to the Company).
ARTICLE XX.
LEGAL FEES
     The Company shall pay the reasonable legal fees (based only upon actual time charges and disbursements of counsel), but in no event more than $10,000 in the aggregate, incurred by the Executive in negotiating and entering into this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

CLAIRE’S STORES, INC.

By:	/s/ IRA KAPLAN

Name:	IRA KAPLAN
Title:	CHIEF FINANCIAL OFFICER

EXECUTIVE:

/s/ E. BONNIE SCHAEFER
E. BONNIE SCHAEFER

20